Exhibit 1

                                   SADIA S. A.

                         CNPJ/MF N(0) 20.730.099/0001-94

                               PUBLIC HELD COMPANY

            ORDINARY AND EXTRAORDINARY SHAREHOLDERS' GENERAL MEETING

                                     NOTICE

The shareholders of the Company are summoned to attend the Ordinary and Extraordinary Shareholders' General Meeting to be held on April 22, 2003, at 02:00 (two) o'clock p.m., at the Head Offices, located at Rua Senador Attilio Fontana n(0) 86, in the city of Concordia-SC, to discuss and deliberate on the following Order of the Day:

I-ORDINARY SHAREHOLDERS' GENERAL MEETING

a) Officers' rendering of accounts; examination, discussion and vote of financial statements relating to the fiscal year ended on 12.31.2002;

b) Application of the fiscal year net income and homologation of distributed dividends;

c) Election of the members of the Board of Directors and annual appropriation setting concerning the officers' remuneration.

d) Election of the incumbent members and substitutes of the Statutory Fiscal Committee and specification of their fees.

II-EXTRAORDINARY SHAREHOLDERS' GENERAL MEETING

a) Examination of the Board of Directors' Proposal for Capital Stock increase, rising from the current amount of R$ 700,000,000.00 (seven hundred million reais) to R$ 1,000,000,000.00 (one billion reais) through the utilization of the capitalizable reserves, with the consequent statutory alteration.

NOTE:

In compliance with the provisions under Article 3 of Instruction No. 165, of 12.11.1991, and in accordance with the provisions under Article 1 of Instruction No. 282, of 06.26.1998, of the Securities and Exchange Comission of Brazil-CVM, the Company announces that the minimum ownership percentage in the Floating Capital to request the adoption of multiple vote in the election of the members of the Board of Directors is 5% (five percent).

                          Concordia-SC, March 25, 2003


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                          ROMANO ANCELMO FONTANA FILHO

                              CHAIRMAN OF THE BOARD